Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ExamWorks Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-170487 and No. 333-177994) on Form S-8 of ExamWorks Group, Inc. of our reports dated February 26, 2016, with respect to the consolidated balance sheets of ExamWorks Group, Inc. as of December 31, 2014 and 2015, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of ExamWorks Group, Inc.

Our report dated February 26, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states ExamWorks Group, Inc. acquired ReliableRS, First Choice and Argent during 2015, and management excluded from its assessment of the effectiveness of ExamWorks Group, Inc.’s internal control over financial reporting as of December 31, 2015, ReliableRS’, First Choice’s and Argent’s internal control over financial reporting associated with 7.0% of total assets and 1.4% of total revenues included in the consolidated financial statements of ExamWorks Group, Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of ExamWorks Group, Inc. also excluded an evaluation of the internal control over financial reporting of ReliableRS, First Choice and Argent.

/s/ KPMG LLP

Atlanta, Georgia

February 26, 2016